UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2012

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-54372	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

As a result of entering into the credit facility described under Item 2.03 of this Current Report on Form 8-K, the existing borrowing base revolving line of credit agreement with certain lenders including JP Morgan Chase Bank, N.A., as Administrative Agent; PNC Bank, National Association, as Syndication Agent; and US Bank, N.A., as Document Agent, as disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 30, 2010, was terminated on August 15, 2012.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On August 15, 2012, Industrial Income Operating Partnership LP, a wholly-owned subsidiary of Industrial Income Trust Inc. (the “Company”), as Borrower, entered into a $300.0 million senior unsecured revolving credit facility agreement (the “Credit Facility”) with a syndicate of seven lenders (the “Lenders”) led by Bank of America, N.A., as Administrative Agent, and KeyBank National Association, as Syndication Agent. The Lenders are Bank of America, N.A.; KeyBank National Association; Wells Fargo Bank, National Association; Regions Bank; JP Morgan Chase Bank, N.A.; US Bank National Association; and RBS Citizens, N.A. The Credit Facility provides the Borrower with the ability from time to time to increase the size of the Credit Facility by an additional $300.0 million up to a total of $600.0 million subject to receipt of lender commitments and other conditions. The maturity date of the Credit Facility is August 15, 2015, and may be extended pursuant to two one-year extension options, subject to the satisfaction of certain financial covenants and other customary conditions. The primary interest rate within the Credit Facility is based on LIBOR, plus a margin ranging from 1.75% to 2.50%, depending on consolidated leverage ratio. Borrowings under the Credit Facility are available for general corporate purposes including, but not limited to, the acquisition and operation of permitted investments including, but not limited to, industrial properties.

Borrowings under the Credit Facility are guaranteed by the Company and certain of its subsidiaries. The Credit Facility requires the maintenance of certain financial covenants, including: (i) consolidated tangible net worth; (ii) consolidated fixed charge coverage ratio; (iii) consolidated leverage ratio; (iv) secured indebtedness; (v) secured recourse indebtedness; (vi) unencumbered debt yield; (vii) unencumbered asset pool leverage ratio; and (viii) unencumbered property pool criteria.

In addition, the Credit Facility contains customary affirmative and negative covenants, which, among other things, require the Borrower to deliver to the Lenders specified quarterly and annual financial information, and limit the Borrower and/or the Company, subject to various exceptions and thresholds from: (i) creating liens on the unencumbered asset pool; (ii) merging with other companies or changing ownership interest; (iii) selling all or substantially all of its assets or properties; (iv) entering into transactions with affiliates, except on an arms-length basis; (v) making certain types of investments; (vi) changing the nature of the Company’s business; and (vii) if in default under the Credit Facility, paying certain distributions or certain other payments to affiliates.

The Credit Facility permits voluntary prepayment of principal and accrued interest and contains various customary events of default, which are described therein. As is customary in such financings, if an event of default occurs under the Credit Facility, the Lenders may accelerate the repayment of amounts outstanding under the Credit Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

Item 8.01.	Other Events.

Public Earnings Call

The Company will host a public conference call on Wednesday, August 29, 2012 to review quarterly operating and financial results for the quarter ended June 30, 2012. Evan Zucker, Chairman, Dwight Merriman, Chief Executive Officer, and Tom McGonagle, Chief Financial Officer, will present selected operating and financial data and discuss the Company’s corporate strategy and acquisition activity. The conference call will take place at 2:15 p.m. MDT and can be accessed by dialing (800) 728-2056. To access a replay of the call, contact Dividend Capital at (866) 324-7348.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

August 21, 2012	By:	/s/ THOMAS G. MCGONAGLE
		Name:	Thomas G. McGonagle
		Title:	Chief Financial Officer and Treasurer

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